Exhibit 11

                           CLOSURE MEDICAL CORPORATION
              COMPUTATION OF PRO FORMA NET INCOME (LOSS) PER SHARE
                                   (Unaudited)
                      (In thousands, except per share data)



                                                                       Three Months Ended
                                                                  March 31,          March 31,
                                                                     1998              1997
                                                                     ----              ----
Weighted average common shares
   outstanding for the period                                          13,252             12,210
                                                                 -------------     --------------

Shares used in computing net income (loss) per share                   13,252             12,210
                                                                 =============     ==============

Net income (loss)                                              $       (1,956)   $        (1,496)
                                                                 =============     ==============

Net income (loss) per share                                    $        (0.15)   $         (0.12)
                                                                 =============     ==============
